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                        ARMSTRONG WORLD INDUSTRIES, INC.

                           ARTICLES OF INCORPORATION
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                        ARMSTRONG WORLD INDUSTRIES, INC.

                           ARTICLES OF INCORPORATION


  1ST. The name of the Corporation is Armstrong World Industries, Inc.

  2ND. The location and post office address of its registered office in this Commonwealth is Liberty and Charlotte Streets, Lancaster, Lancaster County, Pennsylvania.

  3RD. The purpose or purposes for which the Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to engage in, and do any lawful act concerning, any or all lawful business for which corporations may be incorporated under the Business Corporation Law, including, but not limited to, manufacturing, purchasing and selling a variety of interior furnishings, interior finish materials and related services for residential, commercial and institutional interiors, including resilient floors and carpeting, ceiling materials and ceiling systems, furniture and related accessory items; as well as insulation materials and industrial specialties; engaging in research and development, furnishing services, and acquiring, owning, using, and disposing of real property of any nature whatsoever.

  4TH. The term of its existence is perpetual.

  5TH. The authorized capital stock of the Corporation shall be 20,000,000 shares of Class A Preferred Stock (without par value) and 200,000,000 shares of Common Stock of the par value of $1.00 per share.

  A description of each class of shares and a statement of the preferences, voting powers, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors of the Corporation to establish series of Class A Preferred Stock and to fix and determine the variations in the relative rights and preferences as between the series of each class are as follows:

  1. The holders of Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of surplus legally available therefor.

  2. The holders of Common Stock shall have one vote per share.

  3. The Corporation may issues shares of stock, option rights or securities having conversion or option rights, without first offering them to the holders of Class A Preferred Stock or Common Stock.

  4. The Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Common Stock for consideration of such character and value as the Board shall from time to time fix or determine.


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  5. The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of Class A Preferred Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Class A Preferred Stock or of such series, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, the variations between different series in the following respects:

     (a) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

     (b) the annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;

     (c) the price or prices at which, and the terms and conditions on which, the shares of such series may be made redeemable;

     (d) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;

     (e) the preferential amount or amounts payable upon shares of such series in the event of liquidation, dissolution, or winding up of the Corporation;

     (f)  the voting rights, if any, of shares of such series;

     (g) the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of shares of the corporation or other securities into which such shares may be converted;

     (h) the relative seniority, priority or junior rank of such series as to dividends or assets with respect to any other classes or series of stock then or thereafter to be issued; and

     (i) such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolution or resolutions, lawfully fix or determine under the laws of the Commonwealth of Pennsylvania.

  Unless otherwise provided by law, the Articles of Incorporation, the bylaws of the Corporation or in a resolution or resolutions establishing any particular series of Class A Preferred Stock,


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the aggregate number of authorized shares of Class A Preferred Stock may be increased by an amendment of the Articles of Incorporation approved solely by a majority vote of the outstanding shares of Common Stock.

  All shares within each series of Class A Preferred Stock shall be alike in every particular, except with respect to the dates from which dividends shall commence to accrue.

  The Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Class A Preferred Stock for consideration of such character and value as the Board of Directors shall from time to time fix or determine.



                          SERIES ONE PREFERRED STOCK

                     (A SERIES OF CLASS A PREFERRED STOCK)

  Section 1. Designation. The shares of such series shall be designated as "Series One Preferred Stock." Shares of this series shall be issued pursuant to the exercise of rights to purchase Series One Preferred Stock distributed to the holders of Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock").

  Section 2. Dividends and Distributions. Subject to the rights and preferences of the holders of any shares of any series of Class A Preferred stock ranking senior as to dividends to this Series One Preferred Stock, the holders of shares of Series One Preferred Stock, in preference to the holders of Common Stock and shares of stock ranking junior as to dividends to the Series One Preferred Stock, shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series One Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $32.50 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), paid on the Common Stock at any time during the quarter year immediately preceding the quarter year ending on the day immediately preceding such Quarterly Dividend Payment Date. In the event the Corporation shall at any time after March 21, 1986 (the "Rights Declaration Date") during any quarter year immediately preceding the quarter year ending on the day immediately preceding a Quarterly Dividend Payment Date (i) declare any dividend on Common Stock payable in shares of Common Stock, or (ii) subdivide the outstanding Common Stock or combine the outstanding Common Stock into a greater or lesser number of shares


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of Common Stock, then in each such case the amounts to which holders of shares of Series One Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  Dividends shall begin to accrue and be cumulative on outstanding shares of Series One Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series One Preferred Stock, unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series One Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series One Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series One Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

  Section 3. Voting Rights. Except as otherwise provided by law, holders of shares of Series One Preferred Stock shall have no voting rights.

  Section 4.  Certain Restrictions.

  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series One Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series One Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock;

  (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or as to assets) with the Series One Preferred Stock, except dividends paid ratably on the Series One Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock, provided


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        that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock; or

  (iv) purchase or otherwise acquire for consideration any shares of Series One Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series One Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series of classes.

  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

  Section 5. Reacquired Shares. Any shares of Series One Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Class A Preferred Stock and may be reissued as part of a new series of Class A Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

  Section 6. Liquidation, Dissolution or Winding Up. Subject to the rights and preferences of the holders of any shares of any series of Class A Preferred Stock ranking senior as to assets to this Series One Preferred Stock:

  (A) Upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock unless, prior thereto, the holders of shares of Series One Preferred Stock shall have received an amount per share equal to the Per Share Series One Liquidation Preference. The Per Share Series One Liquidation Preference shall be equal to the sum of (x) $100.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus (y) the Participation Preference. The "Participation Preference" is an amount per each share of Series One Preferred Stock outstanding, equal to the product of (A) the Excess Distribution Amount, as hereinafter defined times (B) a fraction whose numerator is 100 and whose denominator is the sum of (i) the product of 100 times the number of outstanding shares of Series One Preferred Stock, plus (ii) the product of 100 times a fraction whose numerator is the number of outstanding shares of Common Stock and whose denominator is the Adjustment Number; provided, however, if the foregoing computation results in a negative number, then the Participation Preference


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shall be 0.  Following the payment of the full amount of the Series One
Liquidation Preference, holders of shares of Common Stock shall receive the remaining assets to be distributed.

  The "Excess Distribution Amount" is an amount equal to the amount available for distribution to shareholders of the Corporation after payment of all debts and liabilities less the sum of (i) the liquidation preferences in respect of all shares of preferred stock of the Corporation other than the Series One Preferred Stock, (ii) the product of 100 times the number of outstanding shares of Series One Preferred Stock, and (iii) the product of the number of outstanding shares of Common Stock times a fraction whose numerator is 100 and whose denominator is the Adjustment Number.

  (B) The Adjustment Number shall initially be 100 and shall be subject to adjustment as provided in this subsection (B). In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series One Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, or (ii) subdivide the outstanding Common Stock or combine the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series One Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  Section 8. Redemption. The outstanding shares of Series One Preferred Stock may be redeemed at the option of the Board of Directors as a whole, but not in part, at any time, or from time to time, at a cash price per share equal to (i) the product of the Adjustment Number times the Average Market Value, as such term is hereinafter defined, of the Common Stock, plus (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart, without interest;


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provided, however, that if and whenever any quarter-yearly dividend shall have accrued on the Series One Preferred Stock which has not been paid or declared and a sum sufficient for the payment thereof set apart, the Corporation may not purchase or otherwise acquire any shares of Series One Preferred Stock unless all shares of such stock at the time outstanding are so purchased or otherwise acquired. The "Average Market Value" is the average of the closing sale prices of the Common Stock during the 30-day period immediately preceding the date before the redemption date on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of Common Stock during such 30-day period on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value of the Common Stock as determined by the Board of Directors in good faith.

  Section 9. Fractional Shares. Series One Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, if applicable, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series One Preferred Stock.



                                 SERIES A ESOP
                          CONVERTIBLE PREFERRED STOCK

                     (A SERIES OF CLASS A PREFERRED STOCK)

  Section 1.  Designation and Amount; Special Purpose Restricted Transfer Issue

  (A) The shares of this series of Class A Preferred Stock shall be designated as Series A ESOP Convertible Preferred Stock ("ESOP Preferred Stock") and the number of shares constituting such series shall be 5,654,450.


  (B) Shares of ESOP Preferred Stock shall be issued only to Mellon Bank, N.A., as trustee, or any successor trustee (the "trustee") of the Armstrong World Industries, Inc. Employee Stock Ownership Plan ("Share in Success Plan"), as the same may from time to time be amended, or any successor plan (the "Plan"). In the event of any transfer of shares of ESOP Preferred Stock to any person other than any such Plan trustee (and other than any pledgee of such shares that holds such shares as security for loans made to the Plan or to such trustee on behalf of the Plan), the shares of ESOP Preferred Stock so transferred, upon such transfer and without


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any further action by the Company or the holder, shall be automatically converted into shares of Common Stock (as hereinafter defined) on the terms otherwise provided for the conversion of shares of ESOP Preferred Stock into shares of Common Stock pursuant to Section 5 hereof and such transferee shall not have any of the preferences, voting rights, privileges, options, conversion or other special rights ascribed to shares of ESOP Preferred Stock hereunder but, rather, shall have only the rights and powers pertaining to the Common Stock into which such shares of ESOP Preferred Stock shall be so converted. Certificates representing shares of ESOP Preferred Stock shall be legended to reflect such restrictions on transfer. Notwithstanding the foregoing provisions of this paragraph (B) of Section 1, shares of ESOP Preferred Stock
(i) may be converted into shares of Common Stock as provided in Section 5 hereof and the shares of Common Stock issued upon such conversion may be transferred by the holder thereof as permitted by law and (ii) shall be redeemable by the Company upon the terms and conditions provided by Sections 6, 7 and 8 hereof. For the purposes of this paragraph (B), an allocation of shares of ESOP Preferred Stock to the account of a participant in any employee stock ownership plan or other employee benefit plan of the Company shall not be deemed a "transfer of shares."

  Section 2.  Dividends and Distributions.

  (A) Subject to the provisions for adjustment hereinafter set forth, and subject to the rights and preferences of any class or series of stock ranking senior as to dividends to this ESOP Preferred Stock, the holders of shares of ESOP Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends ("ESOP Dividends") in an amount per share equal to $3.462 per share per annum, and no more, payable semi-annually in arrears, one-half on the 15th day of June and one-half on the 15th day of December of each year (each a "Dividend Payment Date") commencing on December 15, 1989 to holders of record at the start of business on such Dividend Payment Date, except that the ESOP Dividends payable on December 15, 1989 for the period from the date of issuance of the ESOP Preferred Stock until December 15, 1989 shall be based on the per annum amount hereinbefore set forth and a 360-day year of 30-day months. ESOP Dividends shall begin to accrue on outstanding shares of ESOP Preferred Stock from the date of issuance of such shares of ESOP Preferred Stock. ESOP Dividends shall accrue on a daily basis whether or not the Company may legally declare and pay a dividend at the time. ESOP Dividends accrued after December 15, 1989 on shares of ESOP Preferred Stock for any period less than a full semi-annual period between Dividend Payment Dates shall be computed on the basis of a 360-day year of 30-day months. In the event that a Dividend Payment Date shall be a day other than a Business Day (as hereinafter defined), the ESOP Dividends payable on such Dividend Payment Date shall be paid on the next succeeding Business Day following such Dividend Payment Date. The term "Business Day" shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in Pittsburgh, Pennsylvania are required or authorized to be closed. Accrued but unpaid ESOP Dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid ESOP Dividends.


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  (B) So long as any ESOP Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other class or series of stock ranking on a parity with the ESOP Preferred Stock as to dividends, unless there shall also be or have been declared and paid or set apart for payment on the ESOP Preferred Stock, like dividends for all dividend payment periods of the ESOP Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend payment period on the ESOP Preferred Stock and accumulated and unpaid or payable on such parity stock through the dividend payment period next preceding such dividend payment date. In the event that full cumulative dividends on the ESOP Preferred Stock have not been declared and paid or set apart for payment when due, the Company shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any series or class of stock of the Company ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the ESOP Preferred Stock until full cumulative dividends on the ESOP Preferred Stock shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the ESOP Preferred Stock, or
(ii) the acquisition of shares, either (a) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any subsidiary of the Company heretofore or hereafter adopted or (b) in exchange solely for shares of any other stock ranking junior to the ESOP Preferred Stock, of any stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the ESOP Preferred Stock.

  Section 3. Voting Rights. The holders of shares of ESOP Preferred Stock shall have the following voting rights:

  (A) The holders of ESOP Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Company, voting together with the holders of Common Stock as one class. Each share of the ESOP Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of ESOP Preferred Stock could be converted in accordance with Section 5 hereof on the record date for determining the shareholders entitled to vote, rounded to the nearest one-hundredth of a vote; it being understood that whenever the Conversion Ratio (as defined in Section 5 hereof) is adjusted as provided in Section 9 hereof, the voting rights of the ESOP Preferred Stock shall also be similarly adjusted.

  (B) Except as otherwise required by law or set forth herein, holders of ESOP Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action; provided, however, that the affirmative vote of the holders of at least a majority of the outstanding shares of ESOP Preferred Stock, voting as a series, shall be required


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for (i) any amendment to the Articles of Incorporation of the Company if the
proposed amendment would (a) make any change in the preferences, qualifications, limitations, or special or relative rights of the ESOP Preferred Stock adverse to the ESOP Preferred Stock, or (b) authorize a new class or series of shares ranking as to dividends or as to distributions in the event of a liquidation, distribution or winding up of the Company, senior to the shares of ESOP Preferred Stock, or (c) increase the number of authorized shares of any class or series ranking as to dividends or as to distributions in the event of a liquidation, distribution or winding up of the Company, senior to the shares of ESOP Preferred Stock; and (ii) any proposed merger, consolidation, division or share exchange, or sale, lease or exchange of all or substantially all of the property and assets of the Company, in which the articles of incorporation of the surviving or resulting corporation would effectively change the Articles of Incorporation of the Company in any of the manners set forth in subparagraph
(i)(a) through (i)(c) above.

  Section 4.  Liquidation, Dissolution or Winding Up.

  (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of ESOP Preferred Stock shall be entitled to receive out of assets of the Company which are available for payment to shareholders and subject to the rights of the holders of any stock of the Company ranking senior to or on a parity with the ESOP Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the ESOP Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, liquidating distributions in the amount of $47.75 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the ESOP Preferred Stock and any other stock ranking as to any such distribution on a parity with the ESOP Preferred Stock are not paid in full, the holders of the ESOP Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are otherwise entitled. After payment of the full amount to which they are entitled as provided by the foregoing provisions of this paragraph 4(A) (other than pursuant to the immediately preceding sentence), the holders of shares of ESOP Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Company.

  (B) Neither the merger or consolidation of the Company with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Company, nor the sale, transfer or lease of all or any portion of the assets of the Company, shall be deemed to be a dissolution, liquidation or winding up of the affairs of the Company for purposes of this Section 4, but the holders of ESOP Preferred Stock shall nevertheless be entitled in the event of any such merger or consolidation to the rights provided by Section 8 hereof.

  (C) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts

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distributable to holders of ESOP Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty (20) days prior to any payment date stated therein, to each holder of ESOP Preferred Stock, at the address shown on the books of the Company or any transfer agent for the ESOP Preferred Stock.

  Section 5.  Conversion into Common Stock.

  (A) A holder of shares of ESOP Preferred Stock shall be entitled, at any time prior to the close of business on the date fixed for redemption of such shares pursuant to Section 6, 7 or 8 hereof, to cause any or all of such shares to be converted into shares of Common Stock, initially at a conversion ratio equal to one share of Common Stock for each one share of ESOP Preferred Stock, which shall be adjusted as hereinafter provided in Section 9 hereof (and, as so adjusted, rounded to the nearest thousandth, is hereinafter sometimes referred to as the "Conversion Ratio").

  (B) Any holder of shares of ESOP Preferred Stock desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates representing the shares of ESOP Preferred Stock being converted, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Company or the offices of the transfer agent for the ESOP Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the ESOP Preferred Stock by the Company or the transfer agent for the ESOP Preferred Stock, accompanied by written notice of conversion. Such notice of conversion shall specify (i) the number of shares of ESOP Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock and for any shares of ESOP Preferred Stock not to be so converted to be issued (subject to compliance with applicable legal requirements, if any, if said certificates are to be issued in a name other than the name of the holder), and (ii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

  (C) Upon surrender of a certificate representing a share or shares of ESOP Preferred Stock for conversion, the company shall issue and send by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of ESOP Preferred Stock, only part of which are to be converted, the Company shall issue and deliver to such holder or such holder's designee a new certificate or certificates representing the number of shares of ESOP Preferred Stock which shall not have been converted.


  (D) The issuance by the Company of shares of Common Stock upon a conversion of shares of ESOP Preferred Stock into shares of Common Stock made at the option of the holder thereof shall be effective as of the earlier of (i) the delivery to such holder or such holder's designee of the certificates representing the shares of Common Stock issued upon conversion thereof or (ii) the commencement of business on the second Business Day after the surrender of the certificate or certificates for the shares of ESOP Preferred Stock to be converted, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto) as provided by this designation of series. On and after the effective day of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustment shall be made in respect of dividends payable to holders of Common Stock in respect of any period prior to such effective date. Notwithstanding the provisions of Section 2(A) hereof, the Company shall not be obligated to pay any ESOP Dividends which shall have been declared and shall be payable to holders of shares of ESOP Preferred Stock on a Dividend Payment Date if such Dividend Payment Date for such dividend shall coincide with or be on or subsequent to the effective date of conversion of such shares.

  (E) The Company shall not be obligated to deliver to holders of ESOP Preferred Stock any fractional share or shares of Common Stock issuable upon any conversion of such shares of ESOP Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner determined by the Board of Directors in its sole determination to be equitable.

  (F) Whenever the Company shall issue shares of Common Stock upon conversion of shares of ESOP Preferred Stock as contemplated by this Section 5, the Company shall issue together with each such share of Common Stock such number of rights to purchase Series One Preferred Stock of the Company (or other securities in lieu thereof) pursuant to the Rights Agreement dated as of March 21, 1986 between the Company and Morgan Guaranty Trust Company of New York, as Rights Agent, as such agreement may from time to time be amended (the "Rights Agreement"), as may be provided for in such Rights Agreement or any rights issued to holders of Common Stock of the Company in addition thereto or in replacement therefor, whether or not such rights shall be exercisable at such time, but only if such rights are issued and outstanding and held by other holders of Common Stock of the Company at such time and have not expired or been redeemed.

  (G) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of ESOP Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of ESOP Preferred Stock then outstanding. Notwithstanding the foregoing, the shares of Common Stock issued upon the conversion of shares of ESOP Preferred Stock may be authorized and unissued Common Stock or treasury shares. The Company shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration or qualification of the Common Stock, in order to enable the Company lawfully to issue and deliver to each holder of record of ESOP Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of ESOP Preferred Stock then outstanding and convertible into shares of Common Stock.

  Section 6.  Redemption at the Option of the Company.

  (A) The ESOP Preferred Stock shall be redeemable, in whole or in part, at the option of the Company at any time after June 14, 1992, or on or before June 14, 1992 if permitted by paragraph (C) or (D) of this Section 6, at the following redemption prices per share (or if pursuant to paragraph (C) of this Section 6, at the redemption price set forth therein):

              During the Twelve-
                 Month Period                    Price Per
              Beginning June 15                    Share
              ------------------                 ---------
                    1989                          $51.21
                    1990                          $50.87
                    1991                          $50.52
                    1992                          $50.17
                    1993                          $49.83
                    1994                          $49.48
                    1995                          $49.13
                    1996                          $48.79
                    1997                          $48.44
                    1998                          $48.10

and thereafter at $47.75 per share, plus, in each case, an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption. Payment of the redemption price shall be made by the Company in cash or shares of Common Stock, or a combination thereof, as permitted by paragraph (E) of this Section
6. If less than all of the outstanding shares of ESOP Preferred Stock are to be redeemed, the Company shall either redeem a portion of the shares of each holder determined pro rata based on the number of shares held by each holder or shall select the shares to be redeemed by lot, as may be determined by the Board of Directors of the Company.

  (B) Unless otherwise required by law, notice of redemption with respect to a redemption under this Section 6 will be sent to each holder of ESOP Preferred Stock at the address shown on the books of the Company or any transfer agent for the ESOP Preferred Stock by first-class mail, postage prepaid, mailed not less than twenty (20) days nor more than sixty (60) days prior to the redemption date. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the ESOP Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividend on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the Conversion Ratio and number of shares of Common Stock issuable upon conversion of a share of ESOP

Preferred Stock at the time. Upon surrender of the certificates for any shares so called for redemption and not previously converted (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice so shall state), such shares shall be redeemed by the Company at the dated fixed for redemption and at the redemption price set forth in this
Section 6 or in Sections 7 or 8 hereof, as the case may be.

  (C) In the event (i) of a change in the federal tax law of the United States of America (including any change to any statute, rule, regulation or administrative interpretation) which has the effect of precluding the Company from claiming any of the tax deductions for dividends paid on the ESOP Preferred Stock when such dividends are used as provided under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), and as in effect on the date shares of ESOP Preferred Stock are initially issued, or (ii) the Plan is determined by the Internal Revenue Service not to be qualified within the meaning of Section 401(a) or 4975(e)(7) of the Code, or (iii) the exclusion from income pursuant to Section 133, or any successor provision, of the Code, of interest received by any lender on any indebtedness of the Plan (or any indebtedness incurred by the trustee for the benefit of the Plan) is reduced to a percentage amount less than fifty percent (50.0%), or (iv) the Company, in good faith after consultation with counsel to the Company, determines that the voting rights of the ESOP Preferred Stock are not in compliance with Rule 19(c)- 4 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor provision, or (v) the Company terminates the Plan or terminates future contributions to the Plan, the Company may, in its sole discretion and notwithstanding anything to the contrary in paragraph (A) of this Section 6, elect to redeem any or all such shares for the amount payable in respect of the shares upon liquidation of the Company pursuant to Section 4 hereof.

  (D) Notwithstanding anything to the contrary in paragraph (A) of this Section 6, the Company may elect to redeem any or all of the shares of ESOP Preferred Stock at any time on or prior to June 14, 1992, on the terms and conditions set forth in paragraphs (A) and (B) of this Section 6, if the last reported sales price, regular way, of a share of Common Stock, as reported on the New York Stock Exchange Composite Tape or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if the Common Stock is not quoted on such National Market System, the average of the closing bid and asked prices in over-the-counter market as reported by NASDAQ, for at least twenty (20) trading days within a period of thirty (30) consecutive trading days ending within five (5) days of the notice of redemption equals or exceeds one hundred fifty percent (150%) of the product of (i) the Conversion Ratio (giving effect equitably in making such calculation to any adjustments required by Section 9 hereof) and (ii) the amount payable in respect of a share of ESOP Preferred Stock upon liquidation of the Company pursuant to Section 4 hereof (not including accrued and unpaid dividends thereon).

  (E) The Company, at its option, may make payment of the redemption price required upon redemption of shares of ESOP Preferred Stock pursuant to this
Section 6 in cash or in shares of Common Stock, or in a combination of such shares and cash, any such shares to be valued for such purpose at their Fair Market Value (as defined in Paragraph (G) of Section 9 hereof; provided, however, that in calculating their Fair Market Value the Adjustment Period shall be deemed to be the five (5) consecutive trading days preceding the date of redemption).

  (F) From and after the date fixed for redemption, the shares of ESOP Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate except only the right of the holders thereof to receive upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest; provided, however, that if the Company shall, after the publication of notice of any such redemption and prior to the redemption date, deposit in trust for the account of the holders of the ESOP Preferred Stock to be redeemed with a bank or trust company in good standing, designated in such notice, organized under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, the City of New York, and having a capital, undivided profits and surplus aggregating at least five million dollars ($5,000,000), all funds necessary for such redemption, then from and after the time of such deposit the shares of ESOP Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate except the right of the holders thereof to convert such shares prior to the redemption date on the terms set forth in Section 5 and the right of the holders of such shares to receive from such bank or trust company upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest.

  Section 7.  Other Redemption Rights.

  Shares of ESOP Preferred Stock shall be redeemed by the Company at the option of the holder, at any time and from time to time, upon notice to the Company given not less that five (5) Business Days prior to the date fixed by the holder in such notice for such redemption, when and to the extent necessary (i) for such holder to provide for distributions required to be made under, or to satisfy an investment election provided to participants in accordance with, the Plan or (ii) for such holder to make payment of principal, interest or premium due and payable (whether as scheduled or upon acceleration) on the indebtedness of the Plan, the proceeds of which indebtedness were used to purchase shares of ESOP Preferred Stock from the Company, or any other indebtedness incurred by the holder for the benefit of the Plan (but in either case only if to remedy or prevent a default thereunder) at a redemption price per share equal to $47.75, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption. Upon surrender of the shares to be redeemed, such shares shall be redeemed by the Company on the date fixed for redemption and at the redemption price set forth in this Section 7 within ten (10) days after said date of redemption. The holder may require the Company, at the holder's option, to make payment of the redemption price pursuant to this
Section 7 in cash or in shares of Common Stock, or in a combination of such shares and cash, any such shares to be valued for such purpose at their Fair Market Value (as defined in paragraph (G) of Section 9 hereof; provided, however, that in calculating their Fair Market Value the Adjustment Period shall be deemed to be the five (5) consecutive trading days preceding the date of redemption).

  Section 8.  Consolidation, Merger, etc.

  (A) In the event that the Company shall consummate any consolidation or merger or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting company (including the Company) that constitutes "qualifying employer securities" with respect to a holder of ESOP Preferred Stock within the meaning of Section 409(l) of the Code and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law ("qualifying employer securities") (and, if applicable, cash in lieu of fractional shares), the shares of ESOP Preferred Stock of such holder shall in connection therewith be assumed by and shall become preferred stock of such successor or resulting company, having in respect of such company insofar as possible the same preferences, voting rights, qualifications, privileges, limitations, options, conversion or other special rights (including the redemption rights provided by Sections 6, 7 and 8 hereof), that the ESOP Preferred Stock had immediately prior to such transaction, except that after such transaction each share of the ESOP Preferred Stock shall be convertible, otherwise on the terms and conditions provided by Section 5 hereof, into the number and kind of qualifying employer securities (and, if applicable, cash in lieu of fractional shares) so receivable by a holder of the number of shares of Common Stock into which such shares of ESOP Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of ESOP Preferred Stock, then the share of ESOP Preferred Stock shall, by virtue of such transaction and on the same terms as apply to holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such shares of ESOP Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock had failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property (other than such qualifying employer securities and, if applicable, cash in lieu of fractional shares) receivable upon consummation of such transaction (provided that, if the kind or amount of qualifying employer securities receivable upon such transaction is not the same for each nonelecting share, then the kind and amount of qualifying employer securities receivable upon such transaction for each nonelecting share shall be the kind and amount so receivable per share by a plurality of the nonelecting shares). The rights of the ESOP Preferred Stock as preferred stock of such successor or resulting company shall successively be subject to adjustments pursuant to Section 9 hereof after any such transaction as nearly equivalent to the adjustments provided for by such section prior to such transaction. The Company shall not consummate any such consolidation, merger or similar transaction unless all then outstanding shares of ESOP Preferred Stock shall be assumed and authorized by the successor or resulting company as aforesaid.

  (B) In the event that the Company shall consummate any consolidation or merger or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof (other than any such consideration which is constituted solely of qualifying employer securities and, if applicable, cash in lieu of fractional shares), the outstanding shares of ESOP Preferred Stock shall, without any action on the part of the Company or any holder thereof (but subject to paragraph (C) of this Section 8), be deemed converted by virtue of such merger, consolidation or similar transaction immediately prior to such consummation into the number of shares of Common Stock into which such shares of ESOP Preferred Stock could have been converted at such time and each share of ESOP Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by a holder of the number of shares of Common Stock into which such shares of ESOP Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtute of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of ESOP Preferred Stock, then the shares of ESOP Preferred Stock shall, by virtue of such transaction and on the same terms as apply to holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such shares of ESOP Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock had failed to exercise any rights of election as to the kind or amount of stock, securities, cash or other property receivable upon consummation of such transaction (provided that, if the kind or amount of stock, securities, cash or other property receivable upon such transaction is not the same for each nonelecting share, then the kind and amount of stock, securities, cash or other property receivable upon such transaction for each nonelecting share shall be the kind and amount so receivable per share by a plurality of the nonelecting shares).

  (C) In the event the Company shall enter into any agreement providing for any consolidation, merger or similar transaction described in paragraph (B) of this
Section 8, then the Company shall as soon as practicable thereafter (and in any event at least ten (10) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of the ESOP Preferred Stock and each such holder shall have the right to elect, by written notice to the Company, to receive, upon consummation of such transaction (if and when such transaction is consummated), from the Company or the successor of the Company

(in lieu of what such holder would otherwise be entitled to receive under paragraph (B) of this Section 8), in redemption and retirement of such ESOP Preferred Stock, a cash payment equal to the amount payable in respect of shares of ESOP Preferred Stock upon liquidation of the Company pursuant to Section 4 hereof. No such notice of redemption shall be effective unless given to the Company prior to the close of business on the fifth Business Day prior to consummation of such transaction, unless the Company or the successor of the Company shall waive such prior notice, but any notice of redemption so given prior to such time may be withdrawn by notice of withdrawal given to the Company prior to the close of business on the fifth Business Day prior to consummation of such transaction.

  Section 9.  Anti-Dilution Adjustments.

  (A) In the event the Company shall, at any time or from time to time while any of the shares of the ESOP Preferred Stock are outstanding, (i) pay a dividend or make a distribution in respect of the Common Stock in shares of Common Stock,
(ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Company (including a recapitalization effected by a merger or consolidation to which Section 8 hereof does not apply) or otherwise, then, subject to the provisions of paragraphs (E) and (F) of this Section 9, the Conversion Ratio in effect immediately prior to such action shall be adjusted by multiplying such Conversion Ratio by the fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately before such event. An adjustment made pursuant to this paragraph 9(A) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of shareholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

  (B) In the event that the Company shall, at any time or from time to time while any of the shares of ESOP Preferred Stock are outstanding, issue to holders of shares of Common Stock as a dividend or distribution, including by way of a reclassification of shares or a recapitalization of the Company, any right or warrant to purchase shares of Common Stock (but not including, as such a right or warrant, any security convertible into or exchangeable for shares of Common Stock or any right issued pursuant to the Rights Agreement or any successor rights agreement to the Rights Agreement which is designated as such by the Board of Directors) at a purchase price per share less than the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then, subject to the provisions of paragraphs
(E) and (F) of this Section 9, the Conversion Ratio in effect immediately prior to such issuance shall be adjusted by multiplying such Conversion Ratio by the fraction the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants and (ii) the maximum number of shares of Common Stock that could be acquired upon exercise in full of all such rights and warrants, and the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants and (ii) the number of shares of Common Stock which could be purchased at the Fair Market Value of a share of Common Stock at the time of such issuance for the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

  (C) In the event the Company shall, at any time or from time to time while any of the shares of ESOP Preferred Stock are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to (i) any right or warrant to purchase or acquire shares of Common Stock (including, as such a right or warrant, any security convertible into or exchangeable for shares of Common Stock), (ii) the Rights Agreement or any successor rights agreement to the Rights Agreement which is designated as such by the Board of Directors, or (iii) any employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, of the Company or any subsidiary of the Company heretofore or hereafter adopted) for a consideration having a Fair Market Value on the date of such issuance, sale or exchange less than the Fair Market value of such shares on the date of such issuance, sale or exchange, then, subject to the provisions of paragraphs (E) and (F) of this Section 9, the Conversion Ratio in effect immediately prior to such issuance, sale or exchange shall be adjusted by multiplying such Conversion Ratio by the fraction the numerator of which shall be the product of (i) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (ii) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Company, and the denominator of which shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Company in respect of such issuance, sale or exchange of shares of Common Stock. In the event the Company shall, at any time or from time to time while any shares of ESOP Preferred Stock are outstanding, issue, sell or exchange any right or warrant to purchase or acquire shares of Common Stock (including, as such a right or warrant, any security convertible into or exchangeable for shares of Common Stock), other than any such issuance to holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Company) and other than pursuant to (i) the Rights Agreement or any successor rights agreement to the Rights Agreement which is designated as such by the Board of Directors or (ii) any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any subsidiary of the Company heretofore or hereafter adopted, for a consideration having a Fair Market Value on the date of such issuance, sale or exchange less than the Non-Dilutive Amount (as hereinafter defined), then, subject to the provisions of paragraphs (E) and (F) of this Section 9, the Conversion Ratio in effect immediately prior to such issuance, sale or exchange shall be adjusted by multiplying such Conversion Ratio by the fraction the numerator of which shall be the product of (i) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange, multiplied by (ii) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock which could be acquired pursuant to such right or warrant at the time of the issuance, sale or exchange of such right or warrant (assuming shares of Common Stock could be acquired pursuant to such right or warrant at such time), and the denominator of which shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange, plus (ii) the Fair Market Value of the consideration received by the Company in respect of such issuance, sale or exchange of such right or warrant, plus (iii) the Fair Market Value at the time of such issuance of the consideration which the Company would receive upon exercise in full of all such rights or warrants.

  (D) In the event the Company shall, at any time or from time to time while any of the shares of ESOP Preferred Stock are outstanding, make an Extraordinary Distribution (as hereinafter defined) in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Company (including a recapitalization or reclassification effected by a merger or consolidation to which Section 8 hereof does not apply) or effect a Pro Rata Repurchase (as hereinafter defined) of Common Stock, then, subject to paragraphs
(E) and (F) of this Section 9, the Conversion Ratio in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall be adjusted by multiplying such Conversion Ratio by the fraction the numerator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Company, multiplied by (ii) the Fair Market Value of a share of Common Stock on the day before the ex dividend date with respect to an Extraordinary Distribution that is a dividend and on the day before the distribution date with respect to an Extraordinary Distribution that is a distribution, or on the Effective Date (as hereinafter defined) of a Pro Rata Repurchase, as the case may be, and the denominator of which shall be the difference between (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex dividend date with respect to an Extraordinary Distribution that is a dividend and the day before the distribution date with respect to an Extraordinary Distribution that is a distribution other than cash, or on the Effective Date of a Pro Rata Repurchase, as the case may be, minus
(ii) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be; provided, however, that no Pro Rata Repurchase shall cause an adjustment to the Conversion Ratio unless the amount of all cash dividends and distributions made during the period of twelve months preceding the Effective Date of such Pro Rata Repurchase, when combined with the aggregate amount of all Pro Rata Repurchases including such Pro Rata Repurchase (for this purpose, including only that portion of the aggregate purchase price of each Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Effective Date of each such Pro Rata Repurchase, the Effective Dates of which fall within such twelve month period) exceeds twelve and one-half percent (12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the Effective Date of such Pro Rata Repurchase. The Company shall send each holder of ESOP Preferred Stock (i) notice of its intent to make any dividend or distribution and (ii) notice of any offer by the Company to make a Pro Rata Repurchase, in each case at the same time as, or as soon as practicable after, such offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of the Common Stock. Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, or the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Company pursuant to such offer, as well as the Conversion Ratio and the number of shares of Common Stock into which a share of ESOP Preferred Stock may be converted at such time.

  (E) Notwithstanding any other provisions of this Section 9, the Company shall not be required to make any adjustment of the Conversion Ratio unless such adjustment would require an increase or decrease of at least one percent (1.0%) in the Conversation Ratio. Any lesser adjustment shall be carried forward and shall be made no later than the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1.0%) in the Conversation Ratio.

  (F) If the Company shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Company or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Conversion Ratio pursuant to the foregoing provisions of this Section 9, the Board of Directors of the Company may consider, but shall be under no legal obligation to consider, whether such action is of such a nature that an adjustment to the Conversion Ratio should equitably be made in respect of such transaction. If in such case the Board of Directors of the Company determines that an adjustment to the Conversion Ratio should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors of the Company. The determination of the Board of Directors of the Company as to whether an adjustment to the Conversion Ratio should be made pursuant to the foregoing provisions of this paragraph 9(F), and, if so, as to what adjustment should be made and when, shall be final and binding on the Company and all shareholders of the Company. The Company shall be entitled to make such additional adjustments in the Conversion Ratio, in addition to those required by the foregoing provisions of this Section 9, as shall be necessary in order that any dividend or distribution in shares of capital stock of the Company, subdivision, reclassification or combination of shares of stock of the Company or any recapitalization of the Company shall not be taxable to holders of the Common Stock.

  (G) For purposes of this designation of series, the following definitions apply:

  "Extraordinary Distribution" shall mean any dividend or other distribution in respect of the Common Stock (effected while any of the shares of ESOP Preferred Stock are outstanding) of (i) cash and\or (ii) any shares of capital stock of the Company (other than shares of Common Stock), other securities of the Company (other than securities of the type referred to in paragraph (B) of this Section
9), evidences of indebtedness of the Company or any other person or any other property (including shares of any subsidiary of the Company), or any combination thereof, where the aggregate Fair Market Value of such dividend or distribution together with the Fair Market Value of all dividends and distributions made during the preceding period of twelve months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of each Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Effective Date of each such Pro Rata Repurchase, the Effective Date of which falls within such twelve-month period) having Effective Dates during such twelve-month period, exceeds twelve and one-half percent (12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the day before the ex dividend date with respect to an Extraordinary Distribution that is a dividend and the day before the distribution date with respect to an Extraordinary Distribution that is a distribution. The Fair Market Value of an Extraordinary Distribution for purposes of paragraph (D) of this Section 9 shall be the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any cash dividends which are not Extraordinary Distributions made during such twelve-month period and not previously included in the calculation of an adjustment pursuant to paragraph (D) of this Section 9.

  "Fair Market Value" shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Company or any other issuer which are publicly traded, the average of the Current Market Prices (as hereinafter defined) of such shares or securities for each day of the Adjustment Period (as hereinafter defined). "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Company or any other issuer for a day shall mean the last reported sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors of the Company or a committee thereof, in each case, on each trading day during the Adjustment Period. "Adjustment Period" shall mean the period of five (5) consecutive trading days, selected by the Board of Directors of the Company or a committee thereof, during the 20 trading days preceding, and including, the date as of which the Fair Market Value of a security is to be determined. The "Fair Market Value" of any security which is not so publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors of the Company or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available or necessary to make such determination, as determined in good faith by the Board of Directors of the Company or such committee.

  "Non-Dilutive Amount" in respect of an issuance, sale or exchange by the Company of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the difference between (i) the product of (a) the Fair Market Value of a share of Common Stock on the trading day preceding the first public announcement of such issuance, sale or exchange, multiplied by (b) the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities), whether or not exercisable (or convertible or exchangeable) at such date, minus (ii) the aggregate amount payable pursuant to such right or warrant to purchase or acquire such maximum number of shares of Common Stock; provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to purchase or acquire shares of Common Stock shall be the Fair Market Value of such security on the date of the issuance, sale or exchange of such security by the Company.

  "Pro Rata Repurchase" shall mean any purchase of shares of Common Stock by the Company or any subsidiary thereof, whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other person or any other property (including shares of a subsidiary of the Company), or any combination thereof, effected while any of the shares of ESOP Preferred Stock are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock, other than any such purchase effected prior to June 15, 1990 with the proceeds of the sale of the ESOP Preferred Stock; provided, however, that no purchase of shares by the Company or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes of this paragraph 9(G), shares shall be deemed to have been purchased by the Company or any subsidiary thereof "in open market transactions" if they have been purchased substantially in accordance with Rule 10b-18 as in effect under the Exchange Act on the date shares of ESOP Preferred Stock are initially issued by the Company, or in accordance with such procedures and on such other terms and conditions as the Board of Directors of the Company or a committee thereof shall from time to time have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock. The "Effective Date" of a Pro Rata Repurchase shall mean the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer or exchange offer.

  (H) Whenever an adjustment to the Conversion Ratio and the related voting rights of the ESOP Preferred Stock is required pursuant to this designation of series, the Company shall forthwith place on file with the transfer agent for the Common Stock and the ESOP Preferred Stock if there is one, and with the Secretary of the Company, a statement signed by two officers of the Company stating the adjusted Conversion Ratio determined as provided herein, and the voting rights (as appropriately adjusted), of the ESOP Preferred Stock. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment, including any determination of Fair Market Value involved in such computation. Promptly after each adjustment to the Conversion Ratio and the related voting rights of the ESOP Preferred Stock, the Company shall mail a notice thereof to each holder of shares of the ESOP Preferred Stock.

  Section 10. Ranking; Attributable Capital and Adequacy of Surplus; Retirement of Shares.

  (A) The ESOP Preferred Stock shall rank senior to the Series One Preferred Stock of the Company and the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up of the Company.

  (B) The capital of the Company allocable to the ESOP Preferred Stock for purposes of the Pennsylvania Business Corporation Law (the "Corporation Law") shall be $1.00 per share. In addition to any vote of shareholders required by law, the vote of the holders of a majority of the outstanding shares of ESOP Preferred Stock voting as a series shall be required to increase the par value of the Common Stock or otherwise increase the capital of the Company allocable to the Common Stock for the purpose of the Corporation Law if, as a result thereof, the net assets of the Company for purposes of the Corporation Law would be less than the amount of ESOP Dividends that would accrue on the then outstanding shares of ESOP Preferred Stock during the following three years.

  (C) Any shares of ESOP Preferred Stock acquired by the Company by reason of the conversion or redemption of such shares as provided by this designation of series, or otherwise so acquired, shall be retired as shares of ESOP Preferred Stock and restored to the status of authorized but unissued shares of Class A Preferred Stock, without par value, of the Company, undesignated as to series, and may thereafter be reissued as part of a new series of such Class A Preferred Stock as permitted by law.

  Section 11.  Miscellaneous.

  (A) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this designation of series) with postage prepaid, addressed: (i) if to the Company, to its office at Liberty and Charlotte Streets, Lancaster, Pennsylvania 17604, Attention: Corporate Secretary, or to the transfer agent for the ESOP Preferred Stock or other agent of the Company designated as permitted by this designation of series or
(ii) if to any holder of the ESOP Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Company (which may include the records of any transfer agent for the ESOP Preferred Stock or Common Stock, as the case may be) or (iii) to such other address as the Company or any such holder, as the case may be, shall have designated by notice similarly given.

  (B) The term "Common Stock" as used in this designation of series means the Company's Common Stock of the par value of $1.00 per share, as the same exists at the date of filing of a Statement Affecting Class or Series with the Pennsylvania Department of State relating to ESOP Preferred Stock pursuant to the Corporation Law, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that, at any time as a result of an adjustment made pursuant to Section 9 of this designation of series, the holder of any share of the ESOP Preferred Stock upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Company other than shares of Common Stock, the Conversion Ratio in respect of such other shares or securities so receivable upon conversion of shares of ESOP Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Section 9 hereof, and the provisions of Section 1 through 8 and 10 and 11 of this designation of series with respect to the Common Stock shall apply on like or similar terms to any such other shares or securities.

  (C) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of ESOP Preferred Stock or shares of Common Stock or other securities issued on account of ESOP Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of ESOP Preferred Stock or Common Stock or other securities in a name other than that in which the shares of ESOP Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established to the satisfaction of the Company, that such tax has been paid or is not payable.

  (D) In the event that a holder of shares of ESOP Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of ESOP Preferred Stock should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Company shall be entitled to register such shares, and make such payment, in the name of the holder of such ESOP Preferred Stock as shown on the records of the Company and to send the certificate or certificates representing such shares, or such payment, to the address of such holder shown on the records of the Company.

  (E) Unless otherwise provided in the Articles of Incorporation, as amended, of the Company, all payments in the form of dividends, distributions on voluntary or involuntary dissolution, liquidation or winding up or otherwise made upon the shares of ESOP Preferred Stock and any other stock ranking on a parity with the ESOP Preferred Stock with respect to such dividend or distribution shall be made pro rata, so that amounts paid per share on the ESOP Preferred Stock and such other stock shall in all cases bear to each other the same ratio that the required dividends, distributions or payments, as the case may be, then payable per share on the shares of the ESOP Preferred Stock and such other stock bear to each other.

  (F) The Company may appoint, and from time to time discharge and change, a transfer agent for the ESOP Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Company shall send notice thereof by first-class mail, postage prepaid, to each holder of record of ESOP Preferred Stock.

  6TH. A. In addition to the right of the Board of Directors under law to remove a director for cause, and subject to the rights of the holders of any series of preferred stock then outstanding, any director, any class of directors, or the entire Board of Directors may be removed from office by a vote of the shareholders at any time, with or without assigning any cause, but only if shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders would be entitled to cast at an annual election of directors or of such class shall vote in favor of such removal; provided, however, that no individual director shall be removed (unless the entire Board of Directors or any class of directors shall be removed) if the votes cast against such removal would be sufficient, if voted cumulatively for such director, to elect him or her to the class of directors of which he or she is a member.

  B. Notwithstanding any other provision of law, the Articles of Incorporation or the bylaws of the Corporation, the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders would be entitled to cast at an annual election of directors, voting together as a single class, shall be required to amend, alter, or repeal, or to adopt any provision inconsistent with, this Article 6th or any provision of the bylaws of the Corporation relating to the number of directors, the classification of directors, and/or the filling of vacancies on the Board of Directors; provided, however, that this Paragraph B shall not apply to and such eighty percent (80%) vote shall not be required for any such amendment, repeal, or adoption unanimously approved by all of the Directors of the Corporation.

  7TH. A. In addition to any affirmative vote required by law, the Articles of Incorporation or the bylaws of the Corporation, Business Combinations with an Interested Shareholder shall require the affirmative vote of the shareholders entitled to cast at least a majority of the votes which all shareholders other than the Interested Shareholder would be entitled to cast in an annual election of directors, without counting the vote of the Interested Shareholder, voting together as a single class; provided, however, that such affirmative vote shall not be required and such Business Combination shall require only the affirmative vote required by law, the Articles of Incorporation or the bylaws of the Corporation if:

  (1) The Business Combination shall have been approved by a majority of Disinterested Directors; or

  (2) All of the following six conditions shall have been met:

      (a) The transaction constituting the Business Combination shall provide for a consideration to be received by holders of Common Stock in exchange for their stock, and the aggregate amount of the cash consideration and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

           (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers'
                 fees) paid by the Interested Shareholder in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired (I) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (II) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

           (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher;

           (iii) the highest Fair Market Value per share of Common Stock for the two years immediately preceding the Announcement Date, where the closing sale price is determined for each trading day without reference to the 30-day period; and

           (iv) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to clause
                 (ii) preceding, multiplied by the ratio of (I) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (II) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Shareholder beneficially owned any shares of Common Stock.

       All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends, and reverse stock splits.

       (b) If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class of outstanding Voting Stock other than Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (2)(b) shall be required to be met with respect to every such class of outstanding Voting Stock whether or not the Interested Shareholder beneficially owns any shares of a particular class of such Voting Stock):

           (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers'
                 fees) paid by the Interested Shareholder in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired (I) within the two-year period immediately prior to the Announcement Date or
                 (II) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

           (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any liquidation, dissolution, or winding up of the Corporation;

           (iii) the highest Fair Market Value per share of such class of Voting Stock for the two years immediately preceding the Announcement Date, where the closing sale price is determined for each trading day without reference to the 30-day period;

           (iv) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

           (v) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to clause (iv) immediately preceding, multiplied by the ratio of (I) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers'
                 fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (II) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period on which the Interested Shareholder beneficially owned any share of such class of Voting Stock.

       All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends, and reverse stock splits.

       (c) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class of Voting Stock which are beneficially owned by the Interested Shareholder. If the Interested Shareholder beneficially owns shares of any class of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock beneficially owned by the Interested Shareholder.

       (d) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
           Combination:

           (i) except as approved by a majority of Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock;

           (ii) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (II) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and

           (iii) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which such Interested Shareholder became an Interested Shareholder.

       (e) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with a Business Combination or otherwise.

       (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules, or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

  B.  For the purposes of this Article 7th:

  (1) The term "Business Combination" shall mean:

           (a) any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Shareholder or with (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder;

           (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder and/or any Affiliate or Associate of any Interested Shareholder of all or a Substantial Part of the assets of the corporation or any Subsidiary thereof;

           (c) the issuance, exchange, sale, or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder and/or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities, or other consideration (or a combination thereof) having an aggregate Fair Market Value of, equal to or in excess of a Substantial Part of the assets of the Corporation;

           (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

           (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder.

  (2) The term "person" shall mean any individual, firm, corporation, or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement, or understanding, directly or indirectly, for the purpose of acquiring, holding, voting, or disposing of Voting Stock of the Corporation.

  (3) The term "Interested Shareholder" at any particular time shall mean any person (other than the Corporation or any Subsidiary and other than any profit sharing, employee stock ownership, or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

       (a) is at such time the beneficial owner, directly or indirectly, of more than ten percent (10%) of the voting power of the outstanding Voting Stock;

       (b) was at any time within the two-year period immediately prior to such time the beneficial owner, directly or indirectly, of more than ten percent (10%) of the voting power of the then outstanding Voting Stock; or

       (c) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

  (4)  A person shall be a "beneficial owner" of any shares of Voting Stock:

       (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

       (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement, or understanding; or

       (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

  (5) For the purposes of determining whether a person is an Interested Shareholder pursuant to Section (B)(3) of this Article 7th the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of Section (B)(4) immediately preceding but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.


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  (6) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on January 1, 1985 (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

  (7) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Section (B)(3) of this Article 7th the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

  (8) "Disinterested Director" means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a representative of, an Interested Shareholder and who was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder or became a member subsequently to fill a vacancy created by an increase in the size of the Board of Directors and did receive the favorable vote of a majority of the Disinterested Directors in connection with being nominated for election by the shareholders to fill such vacancy or in being elected by the Board of Directors to fill such vacancy, and any successor of a Disinterested Director who is unaffiliated with, and not a representative of, the Interested Shareholder and is recommended or elected to succeed a Disinterested Director by a majority of the disinterested directors then on the Board of Directors.

  (9) "Fair Market Value" means: (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith with the approval of at least a majority of the Disinterested Directors in the determination made; and (2) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith with the approval of at least a majority of the Disinterested Directors in the determination made.

  (10) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Section (A)(2) of this Article 7th shall include the shares of Common Stock and/or the shares of any class of outstanding Voting Stock retained by the holders of such shares.


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  (11) "Substantial Part" of the Corporation shall mean more than ten percent
(10%) of the fair market value of the total assets of the Corporation as of the end of its most recent fiscal quarter ending prior to the time the determination is made.

  (12) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote in an annual election of directors.

  (13) The term "beneficial owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on January 1, 1985.

  C. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article 7th, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 7th, including without limitation (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether the applicable conditions set forth in Section
(A)(2) of this Article 7th have been met with respect to any Business Combination, and (5) whether the assets which are the subject of any Business Combination equal or exceed, or whether the consideration to be received from the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination equals or exceeds, a Substantial Part of the assets of the Corporation. Any such determination made in good faith shall be binding and conclusive on all parties.

  D. Nothing contained in Article 7th shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

  E. Unless otherwise clear from the context, all terms used in this Article 7th shall have the meanings given to them in this Article 7th. The masculine gender shall include the feminine and neuter genders, and vice versa; and the singular shall include the plural, and vice versa.

  F. Notwithstanding any other provisions of law, the Articles of Incorporation or the bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders would be entitled to cast at an annual election of directors, voting together as a single class, shall be required to amend, alter, or repeal, or to adopt any provision inconsistent with, this Article 7th.

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11/90J

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